Exhibit 99.1

uSell.com Reports Second Quarter 2016 Results

849% YOY Revenue Growth to $25.8 Million; Net Loss Reduced to $33,000; Positive Adjusted EBITDA (a non-GAAP Financial Measure) of $572,000; Substantially Improved Margins; Successful Integration of uSell Technology

NEW YORK, NY--(Marketwired - Aug 15, 2016) - uSell.com (OTCQB: USEL), a technology driven company focused on extracting the maximum value from used mobile devices, today reported results for the second quarter ended June 30, 2016.

Key Financial Highlights:

•	Working capital increased to $7.0 million at June 30, 2016 from $5.6 million at December 31, 2015
•	Revenues increased by $23.1 million, or 849%, to $25.8 million for the three months ended June 30, 2016, from $2.7 million for the three months ended June 30, 2015
•	Revenues increased by $43.4 million, or 893%, to $48.3 million for the six months ended June 30, 2016, from $4.9 million for the six months ended June 30, 2015
•	Net loss decreased $502,000, or 94%, to $33,000 for the three months ended June 30, 2016, from $535,000 for the three months ended June 30, 2015
•	Net loss increased $118,000, or 6%, to $2,123,000 for the six months ended June 30, 2016, from $2,005,000 for the six months ended June 30, 2015
•	Adjusted EBITDA, a non-GAAP financial measure, improved to $0.6 million for the three months ended June 30, 2016, from ($0.2) million for the three months ended June 30, 2015
•	Adjusted EBITDA, a non-GAAP financial measure, improved to $0.2 million for the six months ended June 30, 2016, from ($1.2) million for the six months ended June 30, 2015

The following table presents Adjusted EBITDA, a non-GAAP financial measure, and provides a reconciliation of Adjusted EBITDA to the directly comparable GAAP measure reported in the Company's consolidated financial statements:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss	$(33,000)	$(535,000)	$(2,123,000)	$(2,005,000)
Stock-based compensation expense	145,000	212,000	272,000	459,000
Depreciation and amortization	487,000	139,000	999,000	302,000
Interest expense	328,000	-	685,000	1,000
Interest and other income	-	-	-	(1,000)
Change in fair value of derivative liability	(355,000)	-	370,000	-
Adjusted EBITDA	$572,000	$(184,000)	$203,000	$(1,244,000)

During the quarter ended June 30, 2016, the Company experienced a substantial bounce back in margins, confirming that the margin pressure in the first quarter of 2016 was not a trend, but rather a cyclical event triggered by the unanticipated launch of the iPhone SE. uSell.com was able to liquidate most of the inventory associated with the write down it took in the first quarter by mid-May, which enabled it to purchase new inventory at favorable prices. While margins have stabilized, the Company has continued to maintain a conservative philosophy and has taken steps to minimize the impact on its financial statements of any potential price fluctuations due to the anticipated iPhone 7 release in September.

From a technology perspective, uSell.com made great strides in the second quarter of 2016. In early May, the Company began running auctions through its newly rebranded We Sell Cellular website. In May and June, approximately $1.7 million in value of devices was sold through these eCommerce auctions. Through this process, it was proven that by leveraging uSell's technology, the Company is able to drive sales in a much more efficient and scalable manner. The auction technology that uSell.com developed was targeted at a specific subset of We Sell Cellular's customers. The Company will not move 100% of We Sell Cellular's volume through this particular mechanism, but is in the process of building additional mechanisms to move the bulk of We Sell Cellular's sales online over the next 12 months.

Nik Raman, Chief Executive Officer, stated, "We are very pleased with our results, as we not only made substantial operational gains, but we also proved that the synergy between uSell and We Sell Cellular is real. Technology improvements are transforming the business by making our processes more efficient and scalable. Technology enhancements are also making a positive impact on our approach to inventory purchasing and management, which has stabilized and improved our margins. We continue to see this trend in July and August. We will continue to transition more of the business from offline to online, enabling us to increase inventory turns and device margins over time. We continue to see favorable trends in the industry and believe we are well-positioned to continue to take market share and grow our business in a profitable manner."

Finally, uSell.com made substantial improvements to its balance sheet by restructuring the terms of its bank facility with its lender and by eliminating Brian and Scott Tepfers' Placement Rights. The modification of the agreement with its lender resulted in an increase in uSell's working capital to close to $7.0 million, while the elimination of the Tepfer's Placement Rights will add $1.5 million of equity to the balance sheet. The Placement Rights had resulted in cumulative income statement charges of $0.37 million for the six months ended June 30, 2016.

"We have seen the impact of uSell's technology on our operations, and we believe that we are just scraping the surface of what we can do together," said Brian Tepfer, CEO of We Sell Cellular, uSell's wholly-owned subsidiary. "We believe that most of the value from the uSell and We Sell Cellular combination will be realized in the future, so we had little incentive to retain our placement rights. We are in this for the long term."

Financial Results for the Quarter Ended June 30, 2016:
Total revenue was $25.8 million for the three months ended June 30, 2016, a 849% increase from $2.7 million for the three months ended June 30, 2015. Principal Device Revenue increased by $23.2 million, or 912%, from $2.5 million for the three months ended June 30, 2015 to $25.8 million for the three months ended June 30, 2016. Principal Device Revenue related to We Sell Cellular amounted to $24.5 million for the three months ended June 30, 2016.

Gross profit increased substantially to 7.0% for the three months ended June 30, 2016, compared to 4.0% for the three months ended March 31, 2016. As noted above, margins improved during the second quarter of 2016, confirming that the margin pressure that was experienced in the first quarter was not a trend, but rather a cyclical event triggered by the unanticipated launch of the iPhone SE.

Sales and marketing expense increased $65,000, or 19%, from $349,000 during the three months ended June 30, 2015 to $414,000 during the three months ended June 30, 2016. Sales and marketing include $378,000 of expenses related to We Sell Cellular for the three months ended June 30, 2016. With the We Sell Cellular acquisition and our newfound ability to source devices directly from the carriers, retailers, and manufacturers, our primary sales and marketing expenses have shifted from consumer marketing to paying out sales commissions. We believe this shifting profile will enable us to scale volume significantly while maintaining sales and marketing expense as a much lower percentage of sales than in prior years.

Operating loss for the three months ended June 30, 2016 was $60,000, an improvement of $0.5 million from a $0.5 million operating loss for the three months ended June 30, 2015.

Net loss for the three months ended June 30, 2016 was $33,000, an improvement of $0.5 million from a $0.5 million net loss for the three months ended June 30, 2015. The resulting EPS improved to ($0.00), as compared to ($0.07) for the prior year ago quarter.

Adjusted EBITDA for the three months ended June 30, 2016 was $0.6 million, an improvement of $0.8 million from a $0.2 million Adjusted EBITDA loss for the three months ended June 30, 2015. Excluding a $0.4 million negative change in fair value of derivative liability, Adjusted EBITDA would have been $0.9 million.

At June 30, 2016, uSell.com had $1.0 million of cash and cash equivalents, $1.6 million of restricted cash and 20.1 million shares issued and outstanding.

Financial Results for the Six Months Ended June 30, 2016
Total revenue was $48.3 million for the six months ended June 30, 2016, a 893% increase from $4.9 million for the six months ended June 30, 2015. Principal Device Revenue increased by $44.0 million, or 1,052%, from $4.2 million for the six months ended June 30, 2015 to $48.2 million for the six months ended June 30, 2016. Principal Device Revenue related to We Sell Cellular amounted to $45.3 million for the six months ended June 30, 2016.

Any gross profit comparison prior to the We Sell Cellular acquisition in October 2015 would not be meaningful.

Sales and marketing expense decreased $564,000, or 42%, from $1,355,000 during the six months ended June 30, 2015 to $791,000 during the six months ended June 30, 2016, mainly as a result of our decision to strategically reduce our marketing staff and marketing spend in favor of seeking out wholesale supply. Sales and marketing include $724,000 of expenses related to We Sell Cellular for the six months ended June 30, 2016.

Operating loss for the six months ended June 30, 2016 was $1.1 million, an improvement of $0.9 million from a $2.0 million operating loss for the six months ended June 30, 2015.

Net loss for the six months ended June 30, 2016 was $2.1 million, an increase of $0.1 million from a $2.0 million net loss for the six months ended June 30, 2015. The resulting EPS improved to ($0.11), as compared to ($0.27) for the prior year ago period, mainly as a result of an increase in shares outstanding.

Adjusted EBITDA for the six months ended June 30, 2016 was $0.2 million, an improvement of $1.0 million from a $1.2 million Adjusted EBITDA loss for the six months ended June 30, 2015. The six months ended June 30, 2016 calculation includes a $0.4 million positive change in fair value of derivative liability.

Non-GAAP Financial Measure - Adjusted EBITDA
We make reference to "Adjusted EBITDA," a measure of financial performance not calculated in accordance with accounting principles generally accepted in the United States ("GAAP"). Management has included EBITDA because it believes that investors may find it useful to review our financial results as adjusted to exclude items as determined by management. Reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measure, net loss, to the extent available without unreasonable effort, are set forth below. The Company defines Adjusted EBITDA as earnings or (loss) from continuing operations before the items noted in the table on page 1.

Management believes Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

Conference Call Details:
Date: Tuesday, August 16, 2016
Time: 11:00AM ET
Dial-in Number: (866) 932-0173
International Dial-in Number: (785) 424-1630
Webcast: http://www.investorcalendar.com/event/175254.

Participants are recommended to dial-in approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately two hours after completion through September 16, 2016. To listen to the replay, dial (877) 481-4010 (domestic) or (919) 882-2331 (international) and use replay ID 10076. The webcast replay will be available through November 16, 2016.

About uSell.com, Inc.
uSell.com, Inc. is a technology driven company focused on extracting the maximum value from used mobile devices, at large scale. uSell acquires products from both individual consumers, on its website, uSell.com, and from major carriers, big box retailers, and manufacturers through its subsidiary, We Sell Cellular. These devices are then distributed globally, leveraging both a traditional sales force and an online marketplace where professional buyers of used smartphones compete to buy inventory in an on-demand fashion. Through participation on uSell's marketplace platforms and through interaction with uSell's salesforce, buyers can acquire high volumes of inventory in a cost effective manner, while minimizing risk.
Visit www.uSell.com and http://wesellcellular.com

Forward-Looking Statements
This press release includes forward-looking statements including statements regarding future margins, improving efficiencies including increased inventory turns, profitability, and future growth. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The results anticipated by any or all of these forward-looking statements might not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include competition from large retail stores and wireless operators, unanticipated issues with the integration of the We Sell business with uSell, and our ability to further or maintain our relationships with large wholesalers. Further information on our risk factors is contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

Contact Information
Nik Raman
Chief Executive Officer
p212-213-6805

uSell.com, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$1,012,868	$1,047,786
Restricted cash	1,606,102	801,230
Accounts receivable, net	276,842	463,187
Inventory	8,413,671	7,099,970
Prepaid expenses and other current assets	171,583	297,023
Total Current Assets	11,481,066	9,709,196

Property and equipment, net	175,640	193,243
Goodwill	8,448,759	8,406,561
Intangible assets, net	4,329,888	5,043,972
Capitalized technology, net	891,135	886,543
Other assets	52,580	79,145

Total Assets	$25,379,068	$24,318,660

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$3,367,258	$2,563,598
Accrued expenses	694,455	729,160
Deferred revenue	424,822	814,295
Lease termination payable	-	5,000
Total Current Liabilities	4,486,535	4,112,053

Promissory note payable	6,851,791	5,087,043
Placement rights derivative liability	1,500,000	1,130,000
Total Liabilities	12,838,326	10,329,096

Stockholders' Equity:

Convertible Series A preferred stock; $0.0001 par value; 325,000 shares authorized; no shares issued and outstanding.	-	-
Convertible Series B preferred stock; $0.0001 value per share; 4,000,000 shares authorized; no shares issued and outstanding.	-	-
Convertible Series C preferred stock; $0.0001 value per share; 146,667 shares authorized; no shares issued and outstanding.	-	-
Convertible Series E preferred stock; $0.0001 value per share; 103,232 shares authorized; no shares issued and outstanding	-	-
Common stock; $0.0001 par value; 43,333,333 shares authorized; 20,120,999 and 19,751,999 shares issued and outstanding, respectively	2,012	1,976
Additional paid in capital	69,336,972	68,662,578
Accumulated deficit	(56,798,242)	(54,674,990)
Total Stockholders' Equity	12,540,742	13,989,564

Total Liabilities and Stockholders' Equity	$25,379,068	$24,318,660

uSell.com, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$25,829,187	$2,720,455	$48,281,335	$4,863,438

Cost of Revenue	24,021,565	2,156,542	45,569,316	3,599,061

Gross Profit	1,807,622	563,913	2,712,019	1,264,377

Operating Expenses:
Sales and marketing	413,805	349,017	790,900	1,355,040
General and administrative	1,453,403	750,220	2,989,238	1,914,303
Total operating expenses	1,867,208	1,099,237	3,780,138	3,269,343
Loss from Operations	(59,586)	(535,324)	(1,068,119)	(2,004,966)

Other (Expense) Income:
Interest income	-	253	-	785
Interest expense	(328,082)	(5)	(685,133)	(822)
Change in fair value of placement rights derivative liability	355,000	-	(370,000)	-
Total Other (Expense) Income, Net	26,918	248	(1,055,133)	(37)

Net Loss	$(32,668)	$(535,076)	$(2,123,252)	$(2,005,003)

Basic and Diluted Loss per Common Share:
Net loss per common share - basic and diluted	$(0.00)	$(0.07)	$(0.11)	$(0.27)

Weighted average number of common shares outstanding during the period - basic and diluted	20,110,625	7,541,626	19,931,312	7,537,743

uSell.com, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,123,252)	$(2,005,003)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	998,632	302,487
(Recovery of) Provision for bad debt expense	(1,828)	749
Stock based compensation expense	271,930	458,723
Amortization of debt issue costs into interest expense	216,799	-
Change in fair value of placement rights derivative liability	370,000	-
Changes in operating assets and liabilities:
Accounts receivable	188,173	966
Inventory	(1,355,899)	(211,960)
Prepaid and other current assets	125,440	21,687
Other assets	690	-
Accounts payable	803,660	13,258
Accrued expenses	(34,704)	-
Lease termination payable	(5,000)	-
Deferred revenues	(389,473)	70,843
Net Cash and Cash Equivalents Used In Operating Activities	(934,832)	(1,348,250)

CASH FLOWS FROM INVESTING ACTIVITIES:
Website development costs	(267,293)	(310,897)
Restricted cash	(804,872)	-
Cash paid to purchase property and equipment	(4,245)	-
Security deposits	25,875	-
Net Cash and Cash Equivalents Used In Investing Activities	(1,050,535)	(310,897)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable	2,000,000	-
Cash paid for debt issue costs	(49,551)	-
Net Cash and Cash Equivalents Provided By Financing Activities	1,950,449	-

Net Decrease in Cash and Cash Equivalents	(34,918)	(1,659,147)
Cash and Cash Equivalents - Beginning of Period	1,047,786	2,414,757

Cash and Cash Equivalents - End of Period	$1,012,868	$755,610

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Interest	$382,117	$-
Taxes	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Adjustment to goodwill for inventory valuation	$42,198	$-
Common stock issued in connection with note payable	$402,500	$-

Contact Information
Nik Raman
Chief Executive Officer
p212-213-6805